EXHIBIT 99.1

FIRST SECURITY
BANCORP, INC.

QUARTERLY
FINANCIAL
STATEMENT

June 30, 2004

Net income for the three months ended June 30, 2004 was $203,000, or $0.13 per share (on a diluted basis), compared to $202,000, or $0.14 per share, for the quarter ended June 30, 2003. For the six month period ended June 30, 2004, net income totaled $404,000 as compared to
    Message                  $325,000 for the six month period ended June 30, 2003. The primary reasons for the improved performance
   to the                         were an increase in net interest income, resulting primarily from a decline in interest expense and a reduction
Shareholders        in our provision for loan losses. Offsetting these improvements was a decline in noninterest income attributable primarily to declines on sales of securities and loans. Total assets at June 30, 2004 were $217.2 million. The decline in total assets remains attributable to lower balances in liquid federal funds sold as we continue to strategically reduce the levels of high cost certificates of deposit. The decline in total deposits is fully attributable to the decline in CDs.

Based upon the recent and expected increases in the prime rate, we believe the Bank is positioned to take advantage of those rate increases and that it will be beneficial to our profitability. However, the impact on profitability is subject to a number of factors, including competitive pressures, the extent of interest rate increases, the growth of our loan portfolio, and the impact of costs of deposits and funding sources.

I was very pleased by the strong interest in First Security displayed by our shareholders (in person or by proxy) at the annual meeting held in May. As stated, I believe our long term success is directly related to having great people working in a teamwork environment with a strong client relationship focus seeking win-win solutions. Our shareholders are a vital part of this team. We encourage you to refer your friends and business associates to First Security.

Sincerely,

/s/ Doug Hutcherson

Doug Hutcherson
President & CEO

CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)

	6/30/04	12/31/03	6/30/03
Assets
Cash & Due From Banks	$5,506	$4,820	$13,112
Federal Funds Sold	1,570	25,193	7,227
Securities	42,041	38,624	37,606
Loans	159,551	161,519	166,674
Allowance For Loan Losses	(2,298)	(2,379)	(2,294)

Net Loans	157,253	159,140	164,380
Other Assets	10,838	10,481	10,600

Total Assets	$217,208	$238,258	$232,925

Liabilities & Shareholders' Equity
Deposits
Non-interest Bearing	$23,031	$24,581	$21,337
Savings, Money Market & NOW	41,689	41,391	40,861
Certificates of Deposit	108,763	124,668	130,619

Total Deposits	173,483	190,640	192,817
Repurchase Agreements	8,291	8,874	3,699
Other Borrowed Funds	14,389	17,512	16,303
Other Liabilities	1,154	1,120	789

Total Liabilities	197,317	218,146	213,608
Shareholders' Equity	19,891	20,112	19,317

Total Liabilities & Shareholders' Equity	$217,208	$238,258	$232,925

CONSOLIDATED INCOME STATEMENTS (unaudited)
(in thousands, except per share data)

	Three Months Ended 6/30/04 6/30/03		Six Months Ended 6/30/04 6/30/03
Interest Income	$2,756	$2,890	$5,418	$5,868
Interest Expense	1,108	1,410	2,322	2,908

Net Interest Income	1,648	1,480	3,096	2,960
Loan Loss Provision	50	324	75	469

Net Interest Income After Provision	1,598	1,156	3,021	2,491
Other Income	396	961	911	1,432
Other Expenses	1,698	1,863	3,347	3,542
Provision for Federal Income Tax	93	52	181	56

Net Income (loss)	$203	$202	$404	$325

Earnings Per Share
Basic	$.13	$.14	$.26	$.22
Diluted	.13	.13	.26	.21

Where appropriate, some items in the prior financial statements have been reclassified to conform to the current presentation.

SHAREHOLDER INFORMATION

COMMON STOCK INFORMATION

First Security Bancorp, Inc.‘s Common Stock is listed on the Over-the Counter Bulletin Board (OTC-BB) under the symbol “FSLK”. Trading in Common Stock is infrequent. For further information you may contact our market makers, Winebrenner Capital Partners (877-671-0015) or Michael Hedrei of Howe Barnes Investments, Inc. (800-800-4693).

Investor Contact

Sue Ezrine
AVP & Marketing Director
First Security Bancorp, Inc.
318 East Main St.
Lexington, KY 40507
(859) 367-3700

Stock Transfer Agent & Registrar

Registrar & Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016
(800) 866-1340

Directors

Len Aldridge	Ira Mersack, M.D.
Dennis Anderson	Don Poole
Julian Beard	Irving Rosenstein
Harold Campbell	Rob Rosenstein
William Combs, Jr.	Warren Rosenthal
A.F. Dawahare	Sibu Saha, M.D.
Kenneth Gerson, M.D.	Richard Trontz
Tommy Hall	William Vennes
Doug Hutcherson	Kathy Walker
Erle Levy	Woodford Webb
Michael Lischin

Officers

Doug Hutcherson, President & CEO
Don Shannon, Exec. VP & Senior Lending officer
John Sullivan, Exec. VP & CFO
David Chrisman, Senior VP & Chief Credit Officer
Dave Donaldson, Senior VP, Head of Marketing & Retail
           Banking
Brady Ratliff, First VP & President, FS Mortgage
Jack Witt, Jr., First VP
Rick Browning, VP, Commercial Lending
Linda Critchfield, VP & Head of Operations
Keith Preston, VP & Retail Sales Manager
Donna Collins, AVP & Bank Operations Manager
Sue Ezrine, AVP & Marketing Director
Tamara Jarvis,AVP & Manager, Main Office
Betty Lathram, AVP & Loan Support Manager
Kim Noble, AVP & Manager, Southland
Victor Rowe, AVP & Manager, Palomar
Jennie Scott, AVP
Sallylyn Williams, AVP & Human Resources Officer
Mike Carpenter, Commercial Lending Officer

First Security Bancorp
859-367-3700
fsbank@myfsb.net•www.myfsb.net
Downtown-Southland-Tates Creek-Palomar

Member FDI      [GRAPHIC OMITTED]Equal Housing Lender